Exhibit 10.28

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective as of February 22, 2012 (the “Effective Date”) by and between Annie’s, Inc., a Delaware Corporation (the “Company”), and John Foraker (the “Executive”) with reference to the following:

RECITALS

WHEREAS, Executive has been serving as the Company’s Chief Executive Officer pursuant to the terms of that certain Employment Agreement effective as of January 3, 2006 between Executive and the Company (previously named Homegrown Naturals, Inc.) and has been serving on the Board of Directors of the Company;

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer subject to the terms and conditions hereof, and the Executive desires to continue to be employed by the Company in such capacity and to continue to serve on the Board;

WHEREAS, this Agreement shall supersede and replace in all respects the prior Employment Agreement between Executive and the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TERM OF EMPLOYMENT.

This Agreement shall be effective for the period commencing on the Effective Date and ending on the date the Executive’s employment is terminated pursuant to Section 8 hereof (the “Employment Term”).

2. POSITION AND DUTIES.

a. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company. The Executive shall have such duties and responsibilities as the Board shall designate that are consistent with the Executive’s status and position. The Executive shall report directly to the Board of Directors of the Company (the “Board”). The Executive’s duties will be conducted principally from the Company’s headquarters, which are currently located in Berkeley, California, with travel to such other locations from time to time as the Board may reasonably prescribe.

b. During the Employment Term, the Executive shall devote his full business time (excluding periods of vacation and reasonable periods of absence due to sickness, personal injury or other disability), energy and skill to the performance of his duties with the Company.

3. SALARY AND BONUS.

a. Base Salary. During the Employment Term, as compensation for the services to be rendered by the Executive to the Company pursuant to this Agreement, the

Company shall pay to the Executive a base salary at the annual rate of Three Hundred Sixty-Five Thousand Dollars ($365,000) (such amount together with any adjustments thereto as may be determined from time to time by the Board in its sole discretion, are hereinafter referred to as the Executive’s “Base Salary”). Any Base Salary payable hereunder shall be paid in accordance with the Company’s regular payroll practices, as in effect from time to time.

b. Annual Bonus. The Executive may receive annual bonus compensation from the Company in respect of each full “Fiscal Year” (as of the Effective Date, each 12 month period beginning on April 1 and ending on March 31) of the Company (except as provided in Section 8.g, or, solely to the extent provided in Sections 8.c, 8.d, 8.e and 8.f hereof, such portion thereof) that occurs during the Employment Term (“Annual Bonus”) if certain performance targets established by the Compensation Committee of the Board are achieved, with the target amount of the Annual Bonus to be equal to fifty percent (50%) of the Executive’s then current Base Salary as of April 1 of the applicable Fiscal Year. Notwithstanding the foregoing, if the Executive is employed at the end of the Fiscal Year ending March 31, 2012, the Executive shall be eligible to receive an Annual Bonus in the target amount equal to fifty percent (50%) of his current annual Base Salary as provided in this Agreement, subject to achievement of the established performance targets for this current Fiscal Year. Any Annual Bonus shall be paid by the earlier of 30 days after the date of the completion of the Company’s audited financials for the Fiscal Year in respect of which such Annual Bonus is payable or the end of the calendar year following the Fiscal Year in respect of which such Annual Bonus is payable. In order to be eligible and entitled to receive any Annual Bonus payment, Executive must be employed by the Company on the date the Annual Bonus is paid, except to the extent expressly provided for to the contrary as set forth in Sections 8.c-g hereof.

4. STOCK OPTION GRANTS.

During the Employment Term, Executive will continue to vest in those applicable stock option grants and equity incentive awards that Executive held as of the Effective Date of this Agreement, pursuant to the terms and conditions of such options and awards as in effect or amended from time to time. Additionally, each Fiscal Year during the Employment Term, subject to the Executive remaining employed through and on the last day of the applicable Fiscal Year, the Executive will be eligible to participate in the Annie’s, Inc. Omnibus Incentive Plan (the “Plan”) pursuant to the applicable terms and conditions as may be provided in that Plan; provided, that any such awards shall be granted under the Plan in the sole discretion of the Compensation Committee of the Company’s Board of Directors.

5. EMPLOYEE BENEFITS.

During the Employment Term, the Executive shall be entitled to participate in or receive benefits under the employee benefit plans of the Company in which the Executive participated as of the date immediately preceding the Effective Date, subject to the terms and conditions set forth in this Agreement; provided, however, that the Company does not guarantee the continuation of any employee benefit plan that the Executive participates in or has the option to participate in as of the Effective Date or from time to time thereafter. Furthermore, the Company may, in its sole discretion, terminate or modify any employee benefit plan at any time. Except as provided in Sections 8.d, 8.e, 8.f and 8.g, notwithstanding anything herein or the terms of any severance plan, policy or program of the Company, the Executive shall not participate in any severance plan, policy or program of the Company.

6. PAID TIME OFF.

PTO is earned at the rate of 2.08 days for each month of service from the Executive’s first day of work. The maximum PTO benefits the Executive may have at any time shall equal forty four (44) days of PTO, which is 1.75 times the Executive’s current PTO annual accrual rate (or one year and nine months worth of accrual). The Executive is encouraged to use all PTO each year. If the Executive’s earned but unused PTO reaches the maximum (44 days), Executive will not accrue any additional PTO benefits. If Executive later uses PTO and falls below the maximum, the Executive will resume earning PTO pay from that date forward. No PTO pay will be earned for the period in which the Executive’s benefits were at the maximum. Accrued PTO that has not been used will be paid at time of resignation or termination. PTO pay is paid at the Executive’s final rate of pay at the time of his separation. Executive agrees to schedule planned PTO to be taken at a time mutually convenient to Executive and the Company and pursuant to the Company’s PTO policies as in effect from time to time.

7. EXPENSE REIMBURSEMENT.

During the Employment Term, the Company shall reimburse the Executive for his reasonable business expenses in accordance with the Company’s expense reimbursement policies, as they may be amended by the Board from time to time. In the event Executive’s employment should terminate for any reason as set forth in Section 8 below, the Company shall reimburse Executive for his reasonable business expenses incurred prior to the date of such termination, in accordance with the terms of the Company’s expense reimbursement policy as in effect at the time, provided that Executive submits a proper expense reimbursement request within thirty (30) days of the date of such termination.

8. TERMINATION AND CONSEQUENCES OF TERMINATION.

Notwithstanding any other provision of the Agreement, the Employment Term and the Executive’s employment hereunder shall terminate on the first to occur of the following:

a. Resignation by Executive. Except as otherwise provided in Section 8.f below, the date as of which the Executive resigns from his employment with the Company, which date shall be no less than 60 days following the date on which the Executive provides the Company with written notice, delivered in accordance with Section 13.d hereof, of his intent to so resign.

If the Executive’s employment is terminated pursuant to this Section 8.a:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) Executive shall not be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs and Executive shall not be entitled to receive any Annual Bonus or portion thereof for the Fiscal Year in which such termination occurs; and

(iii) all of Executive’s vested options or other vested equity incentive awards shall remain exercisable in accordance with their respective terms and all unvested options or other unvested equity awards shall be cancelled without any consideration therefor, subject to the terms and conditions of the applicable option or award agreements or plans.

b. For Cause by the Company. The date on which the Company provides the Executive with written notice, delivered in accordance with Section 13.d hereof, that his employment has been terminated for Cause. For purposes of this Agreement, “Cause” shall mean: (1) the failure of the Executive to perform his material employment-related duties (other than any such failure as a result of the Executive’s “Disability” (as defined below) or death), which failure has not been cured by the Executive within 30 business days of the Executive’s receipt of written notice of such failure from the Company, (2) the Executive’s engaging in misconduct that has caused or is reasonably expected to result in material injury to, or materially impair the goodwill of, the Company or any of its affiliates, (3) the Executive’s knowing and intentional violation of any material Company policy; (4) the Executive’s personal dishonesty or breach of fiduciary duty; (5) the Executive’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (6) the breach by the Executive of any of his material obligations under any written agreement or covenant with the Company or any of its affiliates (including, but not limited to, this Agreement and any other written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any of its subsidiaries or not to compete or interfere with the Company or any of its subsidiaries).

If the Executive’s employment is terminated pursuant to this Section 8.b:

(i) Executive shall be entitled to receive only his Base Salary earned through the date of such termination and payment for any earned but unused PTO in accordance with Section 6, both to be paid on the date of termination;

(ii) Executive shall not be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs and Executive shall not be entitled to receive any Annual Bonus or portion thereof for the Fiscal Year in which such termination occurs; and

(iii) notwithstanding anything in any option or other equity incentive award agreement or plan to the contrary, all such option and other equity awards, whether vested or unvested, shall be cancelled without any consideration therefor.

c. Death. Upon the date of the Executive’s death.

If the Executive’s employment is terminated pursuant to this Section 8.c:

(i) on the next regularly scheduled pay date(s) following such termination, his estate shall be entitled to receive: (x) his Base Salary and continued coverage under any Company benefit plans in accordance with the terms of such plans, both through the end of the month in which such termination occurs; (y) payment for any earned but unused PTO in accordance with Section 6; and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) his estate shall be entitled to receive any earned but unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Additionally, provided that the applicable performance targets for any Annual Bonus payable in respect of the Fiscal Year in which such termination occurs shall have been achieved, his estate shall be entitled to receive a pro-rata portion of such Annual Bonus (payable at the same time as the Annual Bonus would have otherwise been paid in accordance with Section 3.b), such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year of such termination during which the Executive was employed by the Company and the denominator of which is 365; and

(iii) all of Executive’s vested options or other vested equity incentive awards shall remain exercisable in accordance with their respective terms and all unvested options or other unvested equity awards shall immediately be accelerated and shall become fully vested as of the termination date, subject to the terms and conditions of the applicable option or award agreements or plans.

d. Disability. The date following the Executive’s Disability on which the Company elects to terminate this Agreement by providing the Executive with written notice, delivered in accordance with Section 13.d hereof, that his employment has been terminated due to Disability. For purposes of this Agreement, “Disability” shall have the meaning provided for in the long term disability plan of the Company in which the Executive participates, and if no such plan exists, “Disability” shall mean the Executive’s inability, due to physical or mental illness or incapacity, to perform his material duties, with reasonable accommodation after engaging in an interactive process with the Company, for a period of more than 120 days in any 365-day period, and in accordance with applicable law.

If the Executive’s employment is terminated pursuant to this Section 8.d:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as “Exhibit A” hereto, and provided that the release has become effective and non-revocable, the Company shall (A) pay the

Executive as severance pay an amount equal to his monthly Base Salary in equal semi-monthly installments in accordance with the Company’s ordinary payroll practices during the ninety (90) day period that begins on the date of such termination; and (B) continue to provide the Executive with all medical benefits provided to the Executive immediately prior to such termination for so long as the Executive continues to be eligible to participate in the applicable medical benefit plan pursuant to which such benefits were provided, after which, provided that the Executive timely elects COBRA coverage, the Company will pay the Executive’s COBRA premiums until the earlier of (x) the date that is ninety (90) days following the date of such termination and (y) the date on which the Executive is no longer eligible to receive COBRA continuation coverage;

(iii) Executive shall also be entitled to receive any earned but unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Additionally, provided that the applicable performance targets for any Annual Bonus payable in respect of the Fiscal Year in which such termination occurs shall have been achieved, Executive shall be entitled to receive a pro-rata portion of such Annual Bonus (payable at the same time as the Annual Bonus would have otherwise been paid in accordance with Section 3.b), such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year of such termination during which the Executive was employed by the Company and the denominator of which is 365; and

(iv) all of Executive’s vested options or other vested equity incentive awards shall remain exercisable in accordance with their respective terms and all unvested options or other unvested equity awards shall immediately be accelerated and shall become fully vested as of the termination date, subject to the terms and conditions of the applicable option or award agreements or plans.

e. Without Cause by the Company. The date on which the Company provides the Executive with written notice, delivered in accordance with Section 13.d hereof, that his employment has been terminated without Cause.

If the Executive’s employment is terminated pursuant to this Section 8.e, and except as otherwise provided in Section 8.g below:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as “Exhibit A” hereto, and provided that the release has become effective and non-revocable, and further provided the Executive’s continued compliance with the terms of such release and Section 9 hereof, the Company shall (A) pay the Executive as severance pay an amount equal to his annual Base Salary in equal semi-monthly installments in accordance with the Company’s ordinary payroll practices during the twelve (12) month period that begins on the date of such termination; and (B) continue to provide the Executive with all medical benefits provided to the Executive immediately prior to such termination for so long as the Executive continues to be eligible to participate in the applicable medical benefit plan pursuant to which such benefits were provided, after which, provided that the Executive timely elects COBRA coverage, the Company will pay the Executive’s COBRA premiums until the earlier of (x) the date that is 18 months following the date of such termination and (y) the date on which the Executive is no longer eligible to receive COBRA continuation coverage;

(iii) Executive shall also be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Additionally, provided that the applicable performance targets for any Annual Bonus payable in respect of the Fiscal Year in which such termination occurs shall have been achieved, Executive shall be entitled to receive a pro-rata portion of such Annual Bonus (payable at the same time as the Annual Bonus would have otherwise been paid in accordance with Section 3.b), such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year of such termination during which the Executive was employed by the Company and the denominator of which is 365; and

(iv) all of Executive’s vested options or other vested equity incentive awards shall remain exercisable in accordance with their respective terms and all unvested options or other unvested equity awards shall be cancelled without any consideration therefor, subject to the terms and conditions of the applicable option or award agreements or plans.

f. For Good Reason by Executive. Notwithstanding the provisions of Section 8.a above, the date as of which the Executive resigns from his employment with the Company for Good Reason, which date shall be no less than 45 days following the date on which the Executive provides the Company with written notice, delivered in accordance with Section 13.d hereof, of his intent to so resign for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (1) a material and adverse reduction in the title, authority, duties or responsibilities of Executive as set forth in this Agreement without Executive’s prior consent (and at a time when there are no circumstances pending that would permit the Company to terminate Executive for Cause); (2) a reduction of more than 10% in Executive’s Base Salary or Annual Bonus, unless the salary or compensation reduction is part of a general reduction applied to all executive employees; (3) the relocation of the Executive’s primary worksite more than fifty (50) miles from the location of the Company’s headquarters as of the Effective Date without his prior consent; or (4) any material breach or material violation of a material provision of this Agreement by the Company (or any successor) to the Company. Notwithstanding the foregoing, before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be less than forty-five (45) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity of at least thirty (30) days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition during that 30 day period.

If the Executive’s employment is terminated pursuant to this Section 8.f, and except as otherwise provided in Section 8.g below:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as “Exhibit A” hereto, and provided that the release has become effective and non-revocable, and further provided the Executive’s continued compliance with the terms of such release and Section 9 hereof, the Company shall (A) pay the Executive as severance pay an amount equal to his annual Base Salary in equal semi-monthly installments in accordance with the Company’s ordinary payroll practices during the twelve (12) month period that begins on the date of such termination; and (B) continue to provide the Executive with all medical benefits provided to the Executive immediately prior to such termination for so long as the Executive continues to be eligible to participate in the applicable medical benefit plan pursuant to which such benefits were provided, after which, provided that the Executive timely elects COBRA coverage, the Company will pay the Executive’s COBRA premiums until the earlier of (x) the date that is 18 months following the date of such termination and (y) the date on which the Executive is no longer eligible to receive COBRA continuation coverage;

(iii) Executive shall also be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Additionally, provided that the applicable performance targets for any Annual Bonus payable in respect of the Fiscal Year in which such termination occurs shall have been achieved, Executive shall be entitled to receive a pro-rata portion of such Annual Bonus (payable at the same time as the Annual Bonus would have otherwise been paid in accordance with Section 3.b), such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year of such termination during which the Executive was employed by the Company and the denominator of which is 365; and

(iv) all of Executive’s vested options or other vested equity incentive awards shall remain exercisable in accordance with their respective terms and all unvested options or other unvested equity awards shall be cancelled without any consideration therefor, subject to the terms and conditions of the applicable option or award agreements or plans.

g. Without Cause by the Company or For Good Reason by Executive Following a Change in Control. Notwithstanding the provisions of Sections 8.e and 8.f above, if Executive’s employment is terminated Without Cause by the Company (or any successor) or for

Good Reason by Executive within twenty-four (24) months after the date of a “Change in Control,” as that term is defined in the Annie’s, Inc. Omnibus Incentive Plan, then instead of the severance pay and benefits that Executive would otherwise be eligible to receive under Sections 8.e or 8.f above, as applicable, Executive shall instead be eligible to receive the following payments and benefits:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as “Exhibit A” hereto, and provided that the release has become effective and non-revocable, and further provided the Executive’s continued compliance with the terms of such release and Section 9 hereof, the Company (or any successor) shall (A) pay the Executive as severance pay an amount equal to two (2) years of his annual Base Salary in equal semi-monthly installments in accordance with the Company’s ordinary payroll practices during the twenty-four (24) month period that begins on the date of such termination; and (B) continue to provide the Executive with all medical benefits provided to the Executive immediately prior to such termination for so long as the Executive continues to be eligible to participate in the applicable medical benefit plan pursuant to which such benefits were provided, after which, provided that the Executive timely elects COBRA coverage, the Company (or any successor) will pay the Executive’s COBRA premiums until the earlier of (x) the date that is 18 months following the date of such termination and (y) the date on which the Executive is no longer eligible to receive COBRA continuation coverage;

(iii) Executive shall also be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Executive shall also be entitled to receive the full amount of the Annual Bonus for the Fiscal Year in which such termination occurs, to be paid in a single payment on the 61st day after the termination date of employment; and

(iv) all of Executive’s vested options or other vested equity incentive awards shall remain exercisable in accordance with their respective terms and all unvested options or other unvested equity awards shall immediately be accelerated and shall become fully vested as of the termination date, subject to the terms and conditions of the applicable option or award agreements or plans.

Except as expressly provided in Sections 8.a-g hereof, upon the termination of the Executive’s employment hereunder, the Executive shall have no further rights to any compensation or benefits from the Company. The Company reserves the right to relieve Executive of all duties during any notice period that is required pursuant to the provisions of this Section 8 and provide Executive with comparable salary and benefits in lieu of notice during any such notice period. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have voluntarily resigned from the Board effective automatically as of the termination date of employment, without any further required action by Executive or the Board, and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect such resignation.

9. RESTRICTIVE COVENANTS.

The Executive acknowledges that: (i) the Executive has a major responsibility for the operation, development and growth of the Company’s business; (ii) the Executive’s work for the Company has brought the Executive and will continue to bring the Executive into close contact with “Confidential Information” (as defined below); and (iii) the agreements and covenants contained in this Section 9 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

a. Confidential Information. Both during the term of the Executive’s employment under this Agreement and indefinitely after the Executive is no longer employed by the Company, the Executive shall not, directly or indirectly, (i) knowingly use for an improper personal benefit any “Confidential Information” (as defined below) that was acquired by, learned by or disclosed to Executive by reason of the Executive’s employment with the Company (before or after the date of this Agreement), or (ii) disclose any such Confidential Information to any person, business or entity, except in the proper course of the Executive’s duties as an employee of the Company. As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company and its affiliates that is not generally known to the public, including, without limitation, business, financial, marketing, technical, developmental, operating, performance, know-how, and process information, drawings and designs, customer information, and other trade secret information, now existing or hereafter discovered or developed. Confidential Information shall include information in any form whatsoever, including, without limitation, any digital or electronic record-bearing media containing or disclosing such information. The provisions of this Section 9.a shall not apply to information that has become generally available to the public other than as a result of a disclosure by the Executive. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Executive will notify the Company within two (2) business days of the request or requirement so that the Company may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive may disclose such Confidential Information to the tribunal; provided, however, that the Executive shall use the Executive’s reasonable best efforts to obtain, at the expense and reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Executive acknowledges that all Confidential Information is the exclusive property of the Company. The Executive acknowledges that the Executive’s entire work product, including working drafts and work sheets, shall be the sole property of the Company, and that the Executive will have no rights, title or interest in any such material whether prepared by the Executive alone, by others or by the Executive in conjunction with others.

b. Duty of Loyalty and Non-Competition. During the Employment Term, the Executive shall not, without the prior written consent of the Company, participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, manager, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business or have reasonable plans to do business) in a business engaged in competition with the Company or any of its affiliates, or in a business that the Company or any of its affiliates has taken reasonable steps to engage in (including, but not limited to, meeting with management teams or entering into preliminary or definitive term sheets, letters of intent, purchase agreements, or other similar arrangements or agreements) of which the Executive has knowledge at the time of Executive’s employment; provided, however, that such participation shall not include the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company. At all times following the termination of Executive’s employment with the Company for any reason as specified in Section 8 hereof, Executive shall not, either directly or indirectly, engage in any unlawful competitive activities or use confidential trade secret information to engage in any unfair competition against the Company.

c. Non-Solicitation. For a period beginning on the Effective Date and ending two years after the date on which the Executive is no longer employed by the Company (the “Non-Solicitation Period”), the Executive shall not in any capacity, either separately or in association with others: (i) solicit for employment or endeavor in any way to unlawfully entice away from employment with the Company or its affiliates any employee of the Company or its affiliates, or any person or entity that had been an employee or affiliate of the Company within the six month period preceding the commencement of such activity; nor (ii) use confidential trade secret information to solicit or use any other unlawful means to induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Company to discontinue, reduce or modify such relationship with the Company.

d. Nondisparagement. The Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any comments or statements to the press or other media, the Company’s or any of its affiliates’ employees, consultants or any individual or entity with whom the Company or any of its affiliates has a business relationship which could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or any of its affiliates (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company, any of its affiliates, or any of their products, or their past or present officers, directors or employees.

e. Return of Property. Upon termination of his employment with the Company and its affiliates or at any time as the Company requests, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, the Executive or a third party) relating to the Company, an affiliate or any of their businesses or property that the Executive may possess or have under the Executive’s direction or control other than documents provided to the Executive in the Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company.

f. Remedies. The Executive acknowledges that (i) the Executive has had an opportunity to seek the advice of counsel in connection with this Agreement; (ii) the restrictive covenants set forth in this Section 9 (the “Restrictive Covenants”) are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company; (iv) money damages may not be an adequate remedy for the Company in the event of a breach of any of the Restrictive Covenants by the Executive; and (v) specific performance in the form of injunctive relief would be an appropriate remedy for the Company. If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

g. Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

10. ARBITRATION

a. The parties mutually agree that all claims, disputes, controversies, or disagreements of any kind whatsoever arising out of or in connection with Executive’s employment or the termination of Executive’s employment (“Claims”), including any Claims that may arise between Executive and the Company’s officers, directors, executives, affiliates or agents and their capacity as such, shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act and the arbitration will be conducted before the American Arbitration Association (“AAA”) or the Judicial Arbitration and Mediation Services (“JAMS”), in accordance with the then-existing rules of the AAA or JAMS. The selection between AAA and JAMS shall be made by the claimant first filing for arbitration. The parties mutually agree that any such arbitration shall be conducted in Wilmington, Delaware, or such other location as the parties mutually agree upon, and that such arbitration shall be the sole and exclusive forum and venue for resolving any claims, disputes or controversies between the parties. The initiating party of any disagreement, dispute or claim must deliver a written request for arbitration to the responding party within the applicable statute of limitations of the date when the disagreement, dispute or claim first arose. Any failure to timely request arbitration shall constitute a waiver of all rights to raise any claim in any forum. The arbitrator must issue a written award setting forth the essential findings and conclusions on which the award is based. Either party may request necessary discovery pursuant to the applicable rules of the arbitration or as determined by the arbitrator.

b. Claims covered by this arbitration provision include, but are not limited to the following: (1) alleged violations of federal, state, or local constitutions, statutes, regulations, or ordinances, including, but not limited to, anti-discrimination and harassment laws, wage and hour laws, and employment laws; (2) allegations of a breach of a contractual obligation, including, without limitation, breach of the Restrictive Covenants; (3) alleged violations of public policy; and (4) any tort, defamation, fraud or emotional distress claims.

c. The following are expressly excluded from this arbitration provision and are not covered by this Agreement: (1) claims related to Workers Compensation or unemployment insurance; (2) administrative claims filed with government agencies such as the Equal Employment Opportunity Commission (EEOC), the Department of Fair Employment and Housing (DFEH), or the National Labor Relations Board (NLRB); and, (3) claims that are expressly excluded from arbitration by statute.

d. In consideration for the Executive’s employment with the Company, the Executive and the Company mutually agree that final and binding arbitration is the exclusive means for resolving the claims outlined in this Agreement. This Agreement is a waiver of all rights the Executive or the Company may have to a civil court action on any dispute outlined by this Agreement. Accordingly, only an arbitrator, not a judge or jury, will decide the dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury, including injunctive relief; provided, however, that either party shall have the right to seek interim injunctive relief from a court of competent jurisdiction to the extent permitted by any applicable statute governing arbitrations. The award of the Arbitrator shall be binding on the parties to the fullest extent permitted, subject to any limited statutory right to appeal as provided by law. Judgment upon the award of the Arbitrator may be entered in any court having proper jurisdiction and enforced as provided by law.

e. Each party shall initially bear its own costs and attorney’s fees. The Company shall pay the arbitrator’s fees and related administrative expenses in any such matter submitted to arbitration. The prevailing party shall be entitled to its reasonable attorney’s fees, together with any costs and expenses, incurred in connection with arbitration as determined by the arbitrator, to the extent the prevailing party is entitled to such an award as provided by applicable statute or contract.

11. CODE SECTION 409A

a. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

b. Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixty first (61st) day following Executive’s separation from service, or, if later, such time as required by Section 9(c). Except as required by Section 9(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following

Executive’s separation from service, but for the preceding sentence, will be paid to Executive on the sixty first (61st) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

c. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

d. The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

e. Executive agrees and understands that he is not relying upon the Company or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Agreement and, except for any tax withholding obligation of the Company with respect to such payments, Executive agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Section 409A of the Code, and for paying taxes, if any, that he may owe with respect to such payments or benefits.

f. Notwithstanding the foregoing, this Section 9 will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (ii) the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12. ADJUSTMENT OF PAYMENTS FOLLOWING A CHANGE IN CONTROL.

a. Notwithstanding any other provision of this Agreement to the contrary, in the event that any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties related to such excise tax, referred to in this Agreement as the “Excise Tax”), then the value of any such Payments which constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the Accounting Firm (as defined below), will be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals 2.99 times Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code); provided, however, that the preceding sentence will not be applicable and Executive’s Payments will not be reduced under this provision if the Accounting Firm determines that, on an after-tax basis, Executive would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of compensation retained following reduction of the Payments as required under the preceding sentence. The determination of how such Payments are to be reduced will be made by Executive in good faith after consultation with the Company and otherwise in accordance with applicable law.

b. All determinations required to be made under this Section 12, including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, will be made by the Company’s outside auditing firm at the time of such determination (the “Accounting Firm”), which Accounting Firm will provide detailed supporting calculations to the Executive and the Company within fifteen (15) business days of the receipt of notice from the Company or the Executive that there will be a Payment that the party giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm will be borne by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof, in the absence of material mathematical or legal error.

c. If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm under Section 12.a, the Accounting Firm subsequently determines that (i) the Payments should have been reduced or reduced by a larger amount (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to Executive, shall be repaid by Executive to the Company in full within thirty (30) days after Executive receives notice of the Accounting Firm’s determination; provided, however, that the amount of the Overpayment to be repaid by Executive to the Company shall be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in the amount of Executive’s “excess parachute payments” for purposes of Section 280G by reason of such repayment, or (ii) the Payments should not have been reduced or should have been reduced by a smaller amount (an “Underpayment”), any such Underpayment shall be deemed vested and payable by the Company to Executive within thirty (30) days after the Company receives notice of the Accounting Firm’s determination, or such later date that such payment becomes vested and due under its terms.

13. MISCELLANEOUS.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within that State, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the State of Delaware.

b. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, or otherwise without further action by the Executive.

c. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or the Executive.

d. Notices. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

to the Executive addressed as follows:

John Foraker

854 A Street

Davis, CA 95616

to the Company addressed as follows:

Annie’s, Inc.

1610 Fifth Street

Berkeley, California 94710

Attn: Chief Financial Officer

with a copy to:

K&L Gates LLP State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111-2950

Attn: Stephen L. Palmer, Esq.

e. Entire Agreement; Modification. This Agreement constitutes the entire agreement and supersedes and replaces all prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter of this Agreement. This Agreement may not be amended except by mutual agreement of the parties in writing.

f. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting that invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by applicable law, by omitting that invalid or unenforceable provision. To the extent any provision of this Agreement is determined by a court, arbitrator or regulatory body to be invalid or unenforceable, the parties shall use their good faith efforts to address the implications of that invalidity or unenforceability to preserve the essential understanding of the parties with respect to such provision.

g. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

h. Prevailing Party. If any claim, controversy, action or dispute arises between Executive and Company or its affiliates relating to this Agreement or an asserted breach of its terms, the prevailing party in any such proceeding shall be entitled to recover its costs and reasonable attorneys fees.

i. Counterparts; Electronic Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that the signatures of the person executing this Agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

	ANNIE’S, INC.	JOHN FORAKER

By:	/s/ Kelly Kennedy	/s/ John Foraker
Title:	CFO

EXHIBIT A

FORM OF GENERAL RELEASE

General Release

NOTICE: This is a very important document, and you should thoroughly review and understand the terms and effect of this document before signing it. By signing this General Release you will be releasing the Company from all liability to you. Therefore, you should consult with an attorney before signing the General Release. You have twenty-one (21) days from the date of the distribution of these materials to consider this document. If you have not returned a signed copy of the General Release by that time, the Company will assume that you have elected not to sign the General Release. If you choose to sign the General Release, you will have an additional seven (7) days following the date of your signature to revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired. Any revocation must be in writing and must be received by the Company within the seven (7) day revocation period.

A. In consideration of the benefits to which John Foraker (the “Executive”) would not otherwise be entitled, offered to the Executive by the Company under the Executive Employment Agreement dated as of                     “Employment Agreement”), the Executive, on behalf of himself and his heirs, executors and assigns, hereby releases and discharges Annie’s, Inc., and its shareholders, affiliates, parents, subsidiaries, successors, and predecessors, and all of their employees, agents, attorneys, officers and directors (for purposes of this General Release, hereinafter collectively referred to as the “Company”) from any and all claims and/or causes of action, known or unknown, which the Executive may have or could claim to have against the Company up to and including the date of the Executive signing this General Release. This General Release includes, but is not limited to, all claims arising from or during the Executive’s employment or as a result of the termination of the Executive’s employment (except for those severance payments and benefits as provided in the Employment Agreement), whether based on contract, tort, public policy, wrongful termination, emotional distress, fraud, or any other common law claims, any and all claims for wages, salary, compensation, payments, penalties or benefits under any federal, state or local wage law statute, regulation or ordinance, and all claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, disability, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any applicable state laws, regulations or ordinances relating to employment, and/or any claims growing out of any legal restrictions, expressed or implied, on the Company’s right to control or terminate the employment of its employees. This General Release does not include or affect the Executive’s ability to apply for unemployment compensation benefits.

B. The Executive represents and warrants that he has not filed any claims, charges or complaints against the Company with any state or federal court or with any administrative agency or arbitration tribunal as of the date of this General Release. The Executive further agrees and covenants to the fullest extent permitted by law to give up all rights to recover individual damages or personal relief in connection with any administrative or court proceeding relating to Executive’s employment with or termination of employment from the Company, whether filed individually, with others, or as part of a class. Executive further agrees that if he is awarded money damages in connection with any such proceeding, Executive agrees to assign to the Company all of his rights and interest in and to such money damages.

C. Executive further understands and agrees that Executive hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have under California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

In connection with such waiver and relinquishment, Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the matters released herein, but that Executive expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against the Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Executive’s employment with Company or the cessation of the employment relationship.

By signing below, the Executive agrees to be legally bound by the terms of this General Release and acknowledges that he has carefully read and completely understands the terms of this General Release and is signing it knowingly, voluntarily and without duress, coercion, or undue influence.

IN WITNESS WHEREOF, the Executive has executed this Agreement as of the     day of             ,         .

JOHN FORAKER

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